Exhibit 99.1

American Eagle Outfitters Reports April Sales Of $193.6 Million

Same Store Sales Decrease 5%

Reiterates first quarter EPS guidance

Pittsburgh - May 7, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended May 2, 2009 decreased 2% to $193.6 million, compared to $197.7 million for the four weeks ended May 3, 2008.  Comparable store sales decreased 5% for the month, compared to a 2% increase for the same period last year.

April sales were consistent with the company's range of expectations and reflect the shift of Easter and related spring breaks into April from March last year.

Total sales for the first quarter ended May 2, 2009 decreased 4% to $612.0 million, compared to $640.3 million for the quarter ended May 3, 2008. Comparable store sales decreased 10% for the quarter compared to a 6% decline for the same period last year.

The company is maintaining its first quarter earnings guidance of $0.06 to $0.07 per share, compared to earnings of $0.21 per share last year. This guidance excludes potential additional impairment charges related to investment securities or a potential tax benefit.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce first quarter earnings on Wednesday, May 27th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will also be simultaneously broadcast over the Internet at http://www.ae.com/. Anyone unable to listen to the call can access a replay beginning May 27, 2009 at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, and reference account 3055 and confirmation code 320676. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 953 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 129 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's first quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300